Exhibit (a)(1)(F)

For further information:

David A. Crittenden

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Commences Self Tender Offer to purchase up to 1,000,000 shares

Warren, Michigan, June 9, 2015 - Universal Truckload Services, Inc. (NASDAQ: UACL) today announced the commencement of a modified “Dutch auction” tender offer to purchase up to 1,000,000 shares, or about 3.3%, of its outstanding common stock using funds borrowed under our existing line of credit and available cash, cash equivalents and short-term investments, at a price of not less than $21.50 and not more than $23.50 per share. The tender offer will expire at the end of the day, 12:00 Midnight, Eastern Time, on July 8, 2015, unless extended or withdrawn.  The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given Universal’s cash position and stock price.

A modified “Dutch auction” tender offer allows shareholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified price range. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will allow it to purchase up to 1,000,000 shares of its common stock, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. Shareholders whose shares are purchased in the offer will receive the determined purchase price per share in cash, without interest, after the expiration of the offer period, subject to the conditions of the tender offer, including the provisions relating to proration. All shares tendered at prices higher than the purchase price will not be purchased and will be promptly returned to shareholders. The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that are being mailed to shareholders.

Universal Truckload Services, Inc. has retained Computershare Trust Company, N.A. as the depositary for the tender offer and Georgeson Inc. as the information agent.

Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s shareholders. Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the information agent at (866) 431-2110 (toll free). Questions regarding the tender offer should be directed to the information agent at (866) 431-2110 (toll free).

About Universal

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Certain Information Regarding the Tender Offer

The information in this press release describing Universal Truckload Services, Inc.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Universal Truckload Services, Inc.’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Universal Truckload Services, Inc. is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Universal Truckload Services, Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Universal Truckload Services, Inc. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson Inc., the information agent for the tender offer, toll free at (866) 431-2110. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Georgeson Inc., the information agent for the tender offer, toll free at (866) 431-2110.

Forward-Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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